Exhibit 10.30
Amendment to
Non-Competition, Non-Solicitation & Severance Benefit Agreement
This Amendment, dated this 31st day of December 2025, amends that certain Non-Competition, Non-Solicitation & Severance Benefit Agreement (the “Agreement”) entered into on March 26, 2020, between Choice Hotels International, Inc. (“Choice”), a Delaware corporation with principal offices at 915 Meeting Street, North Bethesda, Maryland 20852, and Scott Oaksmith (“Employee”).
NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:
1.Section 1 is amended by adding the following definition in alphabetical order:
    “Code” means the Internal Revenue Code of 1986, as amended.
2.Section 8(a) is amended by adding to the end of the first sentence thereof the following language:
provided, however, that to the extent necessary to comply with Section 409A of the Code any amount that is determined not to be exempt from Section 409A shall be paid in installments in accordance with Choice’s normal payroll practices as if it were Discretionary Pay.
3.Section 9(f) is amended and restated in its entirety as follows:
All amounts payable hereunder shall be subject to all applicable tax withholding.
4.The Agreement is amended to add a new Section 13, immediately before existing Section 13, which shall be renumbered Section 14, to read as follows:
Section 13. Section 409A
(a)The payments and benefits to be provided to Employee pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, Choice makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Choice be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
(b)Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A. Whether Employee has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
(c)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Choice from time to time), and (ii) Choice makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then Choice will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death, if earlier). To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and Choice shall reimburse Employee, to the extent that such costs would otherwise have been paid by Choice or to the extent that such benefits would otherwise have been provided by Choice at no cost to Employee, Choice’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Choice in accordance with the procedures specified herein.
(d)(i) Any amount that Employee is entitled to be reimbursed for under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (ii) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
5.The Section renumbered as Section 14 (previously entitled “Preservation of NLRA Rights”) shall be amended and restated in its entirety as follows:
Protected Rights. Employee further understands that this Agreement does not limit Employee’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Choice. Nothing in this Agreement prohibits or restricts Employee from exercising Employee’s rights under the National Labor Relations Act, including rights under Section 7 of that Act. Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
6.Each reference to “Section 9(f)” in Sections 6 and 8(b) shall be amended to read “Section 13”.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.
CHOICE HOTELS INTERNATIONAL, INC.    Employee
By:           /s/ Patrick Cimerola                     /s/ Scott Oaksmith
    Patrick Cimerola, CHRO    Scott Oaksmith